March 13, 2013

USFS Funds Trust
11270 West Park Place, Suite 1025
Milwaukee, Wisconsin  53224

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (Registration Nos. 333-183994; 811-22750) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of beneficial interest, no par value, of the USFS Funds Limited Duration Government Fund and the USFS Funds Tactical Asset Allocation Fund (the “Funds”), each a series of USFS Funds Trust (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Funds included therein); (b) the Trust’s Certificate of Trust, Agreement and Declaration of Trust and Bylaws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, Wisconsin and Washington, D.C.
Godfrey & Kahn, s.c. is a member of Terralex®, a worldwide network of independent law firms.